Exhibit 99.1

HUTCHINSON TECHNOLOGY ANNOUNCES RESULTS OF EXCHANGE OFFER

HUTCHINSON, Minn., July 18, 2011 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today announced the final results of its previously announced offer to exchange for new securities and cash, at the election of each holder and subject to certain limitations, up to $60,000,000 of its 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”). The exchange offer for the Old Notes expired at midnight, New York City time, on July 15, 2011.

The company has been advised by Global Bondholder Services Corporation, the exchange and information agent for the exchange offer, that, as of the expiration of the offer, $45,963,000 aggregate principal amount of Old Notes had been tendered for exchange, representing approximately 38 percent of the principal amount of the outstanding Old Notes. The consideration for the exchange offer will be delivered promptly by the exchange and information agent.

In accordance with the terms of the exchange offer, the company will issue $45,170,000 aggregate principal amount of its 8.50% Convertible Senior Notes due 2026 (the “New Notes”), and will make aggregate cash payments of $2,987,595, plus cash amounts to be paid for fractional interests, in exchange for the $45,963,000 aggregate principal amount of Old Notes tendered for exchange.

A total of $76,243,000 principal amount of Old Notes will remain outstanding after completion of the exchange offer.

Citadel Securities, LLC acted as the dealer manager in connection with the exchange offer. Additional information regarding the exchange offer may be obtained from the dealer manager or the exchange and information agent at each of their addresses set forth below:

Citadel Securities, LLC 601 Lexington Avenue, 29th Floor New York, New York 10022 Attn: Capital Markets Toll Free: (877) 660-1735	Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, New York 10006 Attn: Corporate Actions Banks and Brokers call: (212) 430-3774 Toll free: (866) 807-2200

This news release does not constitute an offer to sell the New Notes or the solicitation of an offer to exchange the Old Notes, nor will there be any sale of the New Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The exchange offer was made only pursuant to the Prospectus.

About Hutchinson Technology Incorporated

Hutchinson Technology is a global technology manufacturer committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of factors disclosed in the Prospectus under the heading “Risk Factors,” and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission. These or other factors, many of which are outside of the company’s control, could have a material adverse effect on actual results.

Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on actual results. All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements set forth herein.